Filed pursuant to Rule 433
Registration No. 333-177949
CUSIP #:  63743HEC2

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series C
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issue Ratings:	A2 / A (Moody’s / S&P)

Principal Amount:	$225,000,000

Security Type:	Senior Unsecured

Issue Price:	100% of Principal Amount

Trade Date:	4/2/2012

Original Issue Date:	4/5/2012

Maturity Date:	4/4/2014

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:	USD 3-month LIBOR

Spread:	Plus 25.0 basis points

Index Maturity:	3-month

Interest Payment Dates:	July 4, 2012, October 4, 2012, January 4, 2013, April 4, 2013, July 4, 2013, October 4, 2013, January 4, 2014 and the Maturity Date

Interest Reset Dates:	July 4, 2012, October 4, 2012, January 4, 2013, April 4, 2013, July 4, 2013, October 4, 2013, and January 4, 2014

Redemption Date:	None

Agent's Discount or Commision:	0.10%

Agent(s):	RBC Capital Markets, LLC

Capacity:	Principal

Form of Note: (Book-Entry or Certificated)	Book-Entry

Denominations:	$2,000 x $1,000

Other Terms:	None
Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829.